                                    CONFIDENTIAL MATERIAL OMITTED AND
                                    FILED SEPARATELY WITH THE SECURITIES
                                    AND EXCHANGE COMMISSION.  ASTERISKS
                                    DENOTE SUCH OMISSIONS.

                       SECURITIES SOFTWARE & CONSULTING, INC.
                       --------------------------------------
                             Software License Agreement

              This SOFTWARE LICENSE AGREEMENT (the "Agreement") is entered into by and between CONNING ASSET MANAGEMENT COMPANY, together with General American Life Insurance Company and its Subsidiaries (as defined below) (collectively "Client"), and SECURITIES SOFTWARE & CONSULTING, INC. ("SS&C"), and describes the terms and conditions pursuant to which SS&C shall license to Client certain Software (as defined below).

              In consideration of the mutual promises and upon the terms and conditions set forth below, the parties agree as follows:

              1.   Definitions
                   -----------

                   1.1 "Confidential Information" means this Agreement and all its Attachments, any addenda hereto signed by both parties, all Software, Documentation, information, data, drawings, benchmark tests, specifications, trade secrets, object code and machine-readable copies of the Software, source code relating to the Software (whether or not supplied to Client pursuant to this Agreement), and any other proprietary information supplied to Client by SS&C, provided that such other information has been identified by SS&C, in writing, as proprietary Confidential Information.

                   1.2 "Documentation" means any instruction manuals or other materials, and on-line help files, regarding the use of the Software.

                   1.3 "Effective Date" means the later of the dates on which Client and SS&C have signed this Agreement.

                   1.4 "Software" means SS&C's proprietary application software in object and source code form known as the Complete Asset Management, Reporting and Accounting System ("CAMRA"), CAMRA for Windows, Fully Integrated Loan Management System, ("FILMS"), FILMS for Windows, the Performance Measurement Module and the certain program or group of programs known as "The Custodian Interface to Bank of New York" currently used by General American Life Insurance Company and all updates, as described in
         Section 4.6, to the Software listed in this Section 1.4.

                   1.5 "Subsidiaries" means all current and future business entities of which a party owns, directly or indirectly, more than fifty percent (50%) of the equity securities or other equity interest granting such party voting rights exercisable in electing the management of the entities, for so long as such ownership exists. Notwithstanding the inclusion of Subsidiaries in the definition of Client in this Agreement, SS&C's affirmative obligations will be limited to Conning Asset Management Company. Client hereby guarantees the performance of its Subsidiaries under this Agreement and shall indemnify and hold harmless SS&C from and against all losses, costs, liabilities and expenses arising out of or relating to any breaches by such Subsidiaries of this Agreement.

                   1.6 "Asset Management Business" means the Client has discretionary decision making authority concerning ten (10) percent or more of the invested assets or contributed loans of the client (or client's business unit), that Client is serving.

                   1.7 "Outsourcing Business" means the Client provides services to its clients for accounting, servicing and reporting where it has discretionary decision making authority concerning less than ten (10) percent of the invested assets or contributed loans of the client, (or client's business unit) that Client is serving.

              2.   Grant of License
                   ----------------

                   2.1 SS&C shall supply the Client with one (1) copy of the Software object code and source code and one (1) copy of related Documentation, which is incorporated by reference herein. Pursuant to such delivery, SS&C hereby grants Client an irrevocable, perpetual license to use, maintain, modify, and have modified, the Software in source code and object code format pursuant to the terms and conditions of this Agreement.

              3.   License Restrictions
                   --------------------

                   3.1 Client agrees that it will not itself, or through any parent, Subsidiary, affiliate, agent or other third party, except as permitted in this Agreement: (a) sell, lease, license or sublicense the Software or the Documentation to any third party; or (b) provide, disclose, divulge or make available to, or permit use of the Software by any third party without SS&C's prior written consent.

                   3.2 Use of the Software requires that Client license the data base management software, PFXplus/TM/ (PFXplus is a registered trademark of the POWERflex Corporation of Victoria, Australia). All costs of procuring the PFXplus software and any associated fees as they apply to Client's chosen hardware configuration are the direct responsibility of Client. Use of the Software also requires that Client separately license WinQL from a third party. If necessary, SS&C will provide reasonable assistance to the Client in the licensing of this additional software from the vendor, if the vendor is unwilling to license it directly to Client.

                   3.3 Use of the Software also requires that Client have Microsoft WINDOWS/TM/ 3.1 operating system version (or higher version number) installed at the workstation(s) that will be running the Software for WINDOWS or at the network level. SS&C will not provide the Microsoft WINDOWS operating system. It is the responsibility of Client to purchase, install and maintain the Microsoft WINDOWS operating system prior to the installation of the Software.

                   3.4 Client may wish to use outside data services and other third party software products in connection with the Software. Procuring these services and software and the fees related to installation, use, and provider specific software or hardware requirements are the direct responsibility of Client.

                   3.5 Client shall use the Software in its Asset Management Business for accounting, reporting or any other similar purpose. Conning Asset Management Company shall use the Software in its Outsourcing Business for companies, entities, or governmental authorities operating primarily in the Insurance Industry, provided that Client meets its full five year obligation to pay the fees in the Agreement with SS&C, and subject to the terms listed in the Agreement. For the purposes of this use restriction, "Insurance Industry" shall mean (a) any business activity regulated by a state insurance authority, federal insurance authority, or the insurance authorities of any foreign country or jurisdiction; or (b) business activity identical to or similar to the following: sale of insurance policies; insurance; insurance underwriting; accepting insurance risk; structuring of insurance policies or programs; marketing insurance; marketing loss prevention, risk reduction, or "alternative markets" insurance coverage; providing hospital care, medical care or other health care (whether on capitated, fee-for-service, or other basis); and activities of reinsurance and mutual insurance companies or entities.

              Commencing five years after the Effective Date of the Agreement, SS&C and Conning Asset Management Company may elect to negotiate a fee structure of the arrangement under which this use restriction may be modified or eliminated.

                   3.6 For a period of five (5) years from the Effective Date of this Agreement, in conjunction with Client's name, Client shall only refer to the Software under the trademarks applied to the Software by SS&C. After the expiration of such five-year term, Client shall have the right to refer to the Software under its own trademark. In the event that Client modifies or enhances

                                    CONFIDENTIAL MATERIAL OMITTED AND
                                    FILED SEPARATELY WITH THE SECURITIES
                                    AND EXCHANGE COMMISSION.  ASTERISKS
                                    DENOTE SUCH OMISSIONS.

         the Software, such modified or enhanced Software shall be of a quality equal to or better than the quality of the Software delivered to Client by SS&C for as long as Client uses a trademark of SS&C in connection with such Software. The Client shall own, retain all right, title, and interest in and to all modifications and enhancements made to the Software by Client subject to SS&C's rights in the underlying Software.

                   3.7 Client may have a right to allow its clients to have remote access to the Software on Client's computers in order for clients of Client to access such clients' data and other information. Under no circumstances, shall Client sublicense any copies of the Software to any third parties except to a third party client that ceases to be a client of Client (a "former client") an then only if (a) the former client pays the then standard SS&C license fee for such Software plus a Software source code and Client developed module additional charge; (b) the former client agrees not to redistribute the Software and agrees to use it solely for its own internal business purposes and agrees to sign a license agreement similar in form to SS&C's standard license agreement; and (c) Client agrees not to maintain, support or otherwise service the Software for such former client except during a transition period which shall not exceed ninety (90) days. Any fee received from the sublicense to a former client by Client shall be divided as follows: during the first three years after the Effective Date of this Agreement * * * of such fees shall be paid to SS&C; during the fourth year after the Effective Date, * * * of such fees shall be paid to SS&C; during the fifth year after the Effective Date, * * * of such fees shall be paid to SS&C; during the sixth year after the Effective Date, * * * of such fees shall be paid to SS&C; during the seventh year after the Effective Date, * * * of such fees shall be paid to SS&C; during the eighth year after the Effective Date, * * * of such fees shall be paid to SS&C; during the ninth year after the Effective Date, *
         * * of such fees shall be paid to SS&C; during the tenth year after the Effective Date, * * * of such fees shall be paid to SS&C and at any date thereafter * * *.

                   3.8 General American Life Insurance Company and its current or future parents or subsidiaries, other than Conning Asset Management Company, shall only utilize the Software and Documentation specified in this Agreement as set forth in
         Section 3.8 hereof: (a) for internal business purposes; (b) to service existing General American Life Insurance Company clients; and (c) to service clients for lines of business identical or similar to those of existing General American Life Insurance clients (including, but not limited to, mortgage loan servicing, separate account business, and the like).

                                    CONFIDENTIAL MATERIAL OMITTED AND
                                    FILED SEPARATELY WITH THE SECURITIES
                                    AND EXCHANGE COMMISSION.  ASTERISKS
                                    DENOTE SUCH OMISSIONS.

              4.   License Fee
                   -----------

                   4.1 In consideration of SS&C's obligations hereunder, Client agrees to pay SS&C the License Fee of nine hundred thousand dollars ($900,000) due and payable in full upon the Effective Date and one hundred sixty thousand dollars ($160,000) per year for five (5) years, payable quarterly in advance commencing with the Effective Date. In addition, Client agrees to pay SS&C an update fee of fifty thousand dollars ($50,000) per year for five (5) years, payable quarterly in advance commencing with the Effective Date, pursuant to Section 4.6 In the event that the assets under management or advisement appreciates during the normal course of Client's business, then no additional License Fee will be due hereunder. However, if the assets under management or advisement is increased as a result of an acquisition or stock purchase agreement of the Client by another entity ("Triggering Event"), then an additional incremental license fee will be due and payable in an amount equal to * * * in new assets under management of the surviving entity. This additional fee will not exceed a total of
         * * *. A late payment charge of one and one-half percent (1 1/2%) per month (annual rate of 18%), or the maximum rate allowed by law, whichever is less, will be added to all amounts due under this Agreement if not paid within thirty (30) days of the due date. If it should become necessary to turn this account over for collection, Client is responsible for all of SS&C's reasonable collection costs, including reasonable attorney's fees.

                   4.2 All amounts payable to SS&C as specified herein are in United States dollars and are net of all sales, use, property and related taxes and customs duties. Client shall pay sums equal to all taxes and customs duties paid or payable by SS&C hereunder, but exclusive of United States Federal, state and local taxes based upon the net income of SS&C. Client shall not deduct from payments due SS&C hereunder any amounts paid or payable to third parties for customs duties or taxes, however designated, including withholding taxes under the Canadian Income Tax Act. All taxes due by Client, hereunder shall become due and payable when billed by SS&C to Client, or when assessed, levied or billed by the appropriate tax authority, even if such billing occurs subsequent to expiration or termination of this Agreement.

                   4.3 Should Client request any service(s), in addition to those specified in this Agreement, SS&C shall provide such additional service(s), the fees for such service(s) shall be in addition to fees payable hereunder, and shall be set forth in separate agreement(s) between both parties. Client shall reimburse SS&C for all of its reasonable out-of-pocket expenses (including hotel, travel and meals, if any) associated with such agreement(s), following presentation by SS&C of expense statements, vouchers and other supporting documentation in such form and containing such information as Client may from time to time reasonably request. SS&C will exercise at least the same degree of care to minimize the cost of such expenses as it does to minimize the cost of its own expenses and, in any case, will be limited to Client's normal policies for expense reimbursement to its own employees. These expenses are in addition to the License Fee.

                   4.4 All outstanding accounts receivable or payable, under existing agreements listed in Section 11.4 hereof whether accrued or due in the future, shall be waived as of the Effective Date. The Client shall only be obligated to pay amounts specified in this Software License Agreement and such amounts shall be due and payable in accordance with the terms and conditions of this Software License Agreement. The waiver of obligations with respect to accounts receivable and accounts payable includes amounts for invoiced maintenance support, CAMRA for Windows and Performance Measurement, and service contracts for enhancements to CAMRA and FILMS, as well as amounts SS&C owes General American Life Insurance Company for royalties associated with the distribution of CAMRA and FILMS.

                   4.5 SS&C shall participate in a joint development review meeting which will be scheduled within thirty (30) days of the date of each delivery of the Software. SS&C shall answer questions of Client concerning the operation of the Software and any updates provided by SS&C during such joint development review meetings.

                   4.6 For a period of five (5) years from the Effective Date of this Agreement, SS&C shall provide Software updates to the Client. Such updates shall include the delivery of object and source code (if SS&C has the right to deliver such source code) forms and documentation for (a) any upgraded version, (b) new release, (c) corrected version, (d) enhanced version with new or improved functions, or (e) new package or group of programs (if such package or group of programs perform a substantial part of or all of the same functions as the Software delivered to Client) derived from the Software, at the same time SS&C delivers such materials to its other licensees who have contracted for maintenance of the same Software.

                   4.7 In the event SS&C offers additional products or modules other than the Software, SS&C shall make such products and modules available to Client at a license fee equal to the lower of
         (a) list price less 20% or (b) the lowest invoiced price for such product or module provided to another licensee purchasing similar quantities under substantially similar terms and conditions. All such additional products and modules shall be licensed under the terms of the license agreement pursuant to which such products and modules are provided to other licensees and such products and modules shall only be provided in the form (i.e., object and/or source code) that the products and modules are provided to other similarly situated licensees.

              5.   Limited Warranty and Limitation of Liability
                   --------------------------------------------

                   5.1 SS&C warrants that at the time of delivery of the new releases of the Software, including all of the updates referred to in Section 4.6 hereof, and for ninety (90) days thereafter, the new releases of the Software will perform in substantial accordance with the Documentation. If during such period, the new releases of the Software do not perform as warranted, Client shall notify SS&C of the purported failure to perform and SS&C shall, at its option, undertake to correct the new releases of the Software, replace the new releases of the Software free of charge, or if neither of the foregoing is commercially practicable, terminate this Agreement and refund to Client the two hundred ten thousand dollar ($210,000) annual License and update fee for that year. The foregoing are Client's sole and exclusive remedies for breach of warranty. The warranty set forth above is made to and for the benefit of Client only. The warranty will apply only if the new releases of the Software have been properly installed and used at all times and in accordance with the instructions for use. In addition, this warranty shall not apply to any alteration, modification, or addition made to the Software by any party other than SS&C or its designees, to the extent that a warranty claim is based on such alteration, modification, or alteration.

                   5.2 EXCEPT AS PROVIDED FOR IN SECTION 5.1 HEREOF, SS&C MAKES NO WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY REGARDING OR RELATING TO THE SOFTWARE OR THE DOCUMENTATION, OR ANY MATERIALS OR SERVICES FURNISHED OR PROVIDED TO CLIENT UNDER THIS AGREEMENT. SS&C SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SOFTWARE, DOCUMENTATION AND SAID OTHER MATERIALS AND SERVICES IF ANY, AND WITH RESPECT TO THE USE OF ANY OF THE FOREGOING.

                   5.3 EXCEPT AS PROVIDED FOR IN SECTION 6 HEREOF, IN NO EVENT WILL SS&C OR CLIENT BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, LOSS OF DATA, COST OF COVER OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THE AGREEMENT, OR ARISING OUT OF THE FURNISHING, PERFORMANCE OR USE OF THE SOFTWARE OR ANY MATERIALS OR SERVICES PERFORMED HEREUNDER, WHETHER ALLEGED AS A BREACH OF CONTRACT OR TORTIOUS CONDUCT, INCLUDING NEGLIGENCE, EVEN IF SS&C OR CLIENT HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT AS PROVIDED FOR IN SECTION 6 HEREOF, SS&C'S AND CLIENT'S

         LIABILITY UNDER THIS AGREEMENT FOR DAMAGES WILL NOT, IN ANY EVENT, EXCEED AN AMOUNT EQUAL TO THE LICENSE FEE PAID BY CLIENT TO SS&C UNDER THIS AGREEMENT.

                   5.4 The provisions of this Section allocate risks under this Agreement between Client and SS&C. SS&C's pricing reflects this allocation of risks and limitation of liability.

                   5.5 No action arising out of any breach or claimed breach of this Agreement or transactions contemplated by this Agreement may be brought by either party more than one (1) year after the cause of action has accrued. For purposes of this Agreement, a cause of action will be deemed to have accrued when a party knew or reasonably should have known of the breach or claimed breach.

                   5.6 No employee, agent, representative or affiliate of SS&C has authority to bind SS&C to any oral representations or warranty concerning the Software. Any written representation or warranty not expressly contained in this Agreement or all amendments hereto will not be enforceable.

              6.   Indemnification for Infringement
                   --------------------------------

                   6.1 SS&C shall, at its expense, defend or settle any claim, action or allegation brought against Client that the Software when used within the scope of this Agreement, infringes any patent, copyright, trade secret or other proprietary right of any third party and shall pay any final judgments awarded or settlements entered into; provided that Client gives prompt written notice to SS&C of any such claim, action or allegation of infringement and gives SS&C the authority to proceed as contemplated herein. SS&C will have the exclusive right to defend any such claim, action or allegation and make settlements thereof at its own discretion, provided, however, that no settlement shall be made by SS&C, which effects Client's rights under this Agreement, without the Client's consent, such consent not to be unreasonably withheld, and Client may not settle or compromise such claim, action or allegation, except with prior written consent of SS&C, which consent will not be unreasonably withheld. Client shall give such assistance and information as SS&C may reasonably require to settle or oppose such claims. In the event any such infringement, claim, action or allegation is brought or threatened, SS&C may, at its sole option and expense: (a) procure for Client the right to continue use of the Software or infringing part thereof, or (b) modify or amend the Software or infringing part thereof, or replace the Software or infringing part thereof with other software having substantially the same or better capabilities; or, if neither of the foregoing is commercially practicable, (c) terminate this Agreement and repay to Client a portion, if any, of the License Fee equal to the amount paid by Client less one-forty-eighth (1/48) thereof for each month or portion thereof that this Agreement has been in effect. SS&C and Client will then be released from any further obligation to the other under this Agreement, except for the obligations of indemnification provided for above and such other obligations that survive termination.

                   6.2 The foregoing obligations shall not apply to the extent the infringement arises as a result of modifications to the Software made by any party other than SS&C or a duly authorized representative of SS&C.

                   6.3 The foregoing states the entire liability of SS&C with respect to infringement of any patent, copyright, trade secret or other proprietary right.

              7.   Confidential Information
                   ------------------------

                   7.1 Client acknowledges that the Confidential Information constitutes valuable trade secrets and Client agrees that it shall use Confidential Information solely in accordance with the provisions of this Agreement and will not disclose, or permit to be disclosed, the same, directly or indirectly, to any third party without SS&C's prior written consent. Client agrees to use its best efforts to protect the Confidential Information from unauthorized use and disclosure. However, Client bears no responsibility for safeguarding information that is publicly available, already in Client's possession, obtained by Client from third parties without restrictions on disclosure, independently developed by Client without reference to Confidential Information, or required to be disclosed by order of a court or other governmental entity.

                   7.2 SS&C acknowledges that, in the course of its performance of this Agreement, it may become privy to certain information that Client deems proprietary and confidential. SS&C agrees to treat all such information that is clearly identified as proprietary and confidential in a confidential manner and will not disclose or permit to be disclosed the same, directly or indirectly, to any third party without Client's prior written consent. However, SS&C bears no responsibility for safeguarding information that is publicly available, already in SS&C's possession and not subject to a confidentiality obligation, obtained by SS&C from third parties without restrictions on disclosure, independently developed by SS&C without reference to such information, or required to be disclosed by order of a court or other governmental entity.

                   7.3 In the event the Client or SS&C knows or should reasonably know that an unauthorized employee of Client, SS&C, or any third party has gained unauthorized access to the Software, Documentation or other Confidential Information hereunder, the party with such knowledge shall immediately notify the other party in writing of the full particulars of such access or disclosure.

                   7.4 In the event of actual or threatened breach of the provisions of Section 7.1 or 7.2 hereof, the nonbreaching party will have no adequate remedy at law and will be entitled to immediate and injunctive and other equitable relief, without bond and without the necessity of showing actual money damages.

                   7.5 Notwithstanding anything contained herein to the contrary, each party hereto understands that the other party develops and acquires technology for its own products and that existing or planned technology independently developed or acquired by a party may contain ideas and concepts similar or identical to those contained in the products or technology of the other party. Each party hereto agrees that entering into this Agreement shall not preclude such party from developing or acquiring technology similar to the other party's, without obligation to the other party, provided that such party does not use proprietary information of the other party to develop such technology.

              8.   Term and Termination
                   --------------------

                   8.1 This Agreement will take effect on the Effective Date and will remain in force unless and until terminated in accordance with this Agreement.

                   8.2 SS&C may, by written notice to Client, terminate this Agreement if any of the following events ("Termination Events") occur: (a) Client is in material breach of any term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within ninety (90) days after SS&C gives Client written notice of such breach; or (b) Client
         (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or similar authority, or (iii) becomes subject to any bankruptcy or insolvency proceeding under federal or state statutes; or (c) more than fifty percent (50%) of the voting stock or other controlling interest of Client, is acquired by an entity that competes or may reasonably be expected to compete with SS&C (an "SS&C Competitor"); or (d) Client acquires more than twenty percent (20%) of the stock or other equity interest in an SS&C Competitor. For purposes of this Section 8.2 hereof, Client as it exists as of the Effective Date of this Agreement shall not be deemed an SS&C

         Competitor. If Client sells a subsidiary, other than Conning Asset Management Company, to an SS&C Competitor, it shall not be considered a breach under this Section 8.2(c-d), however, Client recognizes that no rights under this Agreement would transfer pursuant to Section 9. If any Termination Event occurs, termination will become effective immediately or on the date set forth in the written notice of termination.

                   8.3 Client may, by written notice to SS&C, terminate this Agreement if any of the following events occur: (a) SS&C is in material breach of any term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within ninety (90) days after Client gives SS&C written notice of such breach; (b) terminates or suspends its business; (c) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefits of creditors, or becomes subject to direct control of a trustee, receiver or similar authority; or (d) becomes subject to any bankruptcy or insolvency proceeding under federal or state statutes; or
         (e) discontinues support or maintenance of the then current version of the Software; or (f) sells fifty percent (50%) of the voting stock or other controlling interest of SS&C to an asset management company that competes or may be reasonably expected to compete with Client; or (g) acquires more that twenty percent (20%) of the stock or other equity interest in any competitor of Client.

                   8.4 (a) In the event this Agreement is terminated pursuant to Sections 8.2(a), except termination as a result of a breach of Sections 3.5, 3.7, 3.8, and 4.1 (other than a breach of Section 4.1 resulting from 8.2((b)(ii)(iii)) hereof), Sections 1-11 shall survive such termination.

                        (b) In the event this Agreement is terminated pursuant to Sections 8.2(a), termination as a result of a breach of Sections 3.5, 3.7, 3.8 and 4.1, (other than a breach of Section 4.1 resulting from 8.2((b)(ii)(iii)), 8.2((b)(i), or 8.2(c)-(d)), hereof, Sections 1, 4.1, 4.2, 4.4, and 5-11 shall survive such termination. In addition, Client shall return the Software, Documentation, and all other Confidential Information in its possession in tangible form. Client shall furnish SS&C with a certificate signed by an Officer of Client verifying such return.

                        (c) In the event that this Agreement is terminated pursuant to Section 8.3 hereof, Sections 1, 2, 3, 4.1, (other than termination as the result of a breach of Section 4.6), 4.4, and 5-11 shall survive such termination.

              9.   Nonassignment/Binding Agreement
                   -------------------------------

              Except as authorized in this Agreement in Section 3.7 hereof, this Agreement or the rights under this Agreement may not be assigned or otherwise transferred by Client, in whole or in part, whether voluntary or by operation of law, including by way of sale of assets, merger or consolidation, without the prior written consent of SS&C, which consent will not be unreasonably withheld. Notwithstanding the foregoing, and subject to Section 4.1 hereof, Client may assign its rights and obligations hereunder to an acquiror of substantially all of its assets, whether by merger or sale of assets provided that; (i) such acquiror (or any affiliate or such acquiror) is not an SS&C Competitor; and (ii) Client provides SS&C with at least 30 days advance written notice of the transaction. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns.

              10.  Notices
                   -------

              Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be
         (a) delivered in person, (b) sent by first class registered mail, or air mail, as appropriate, or (c) sent by overnight air courier, or (d) sent by Facsimile, in each case properly posted and fully prepaid to the appropriate address set forth below. Either party may change its address for notice by notice to the other party given in accordance with this Section. Notices will be considered to have been given at the time of actual delivery in person, three
         (3) business days after deposit in the mail as set forth above, or one (1) day after delivery to an overnight air courier service or at the time of actual transmission, if delivered by Facsimile.

              11.  Miscellaneous
                   -------------

                   11.1 Neither party will incur any liability to the other party on account of any loss or damage resulting from any delay or failure to perform all or any part of this Agreement if such delay or failure is caused, in whole or in part, by events, occurrences, or causes beyond the control and without negligence of the parties. Such events, occurrences, or causes will include, without limitation, acts of God, strikes, lockouts, riots, acts of war, earthquake, fire and explosions, but the inability to meet financial obligations is expressly excluded.

                   11.2 Any waiver of the provisions of this Agreement or of a party's rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed and will not be deemed to be a waiver of such party's rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party's right to take subsequent action.

                   11.3 If any term, condition, or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

                   11.4 This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter. In particular, this Agreement supersedes all existing agreements and represents the cancellation of all obligations under existing agreements between SS&C and Client, as of the Effective Date of this Agreement, including, without limitation, the following agreements:

                        1. The agreements between Client and SS&C dated September 2, 1990 and October 31, 1994, each as amended.

                        2. The agreements between General American Life Insurance Company and SS&C dated July 11, 1988, February 5, 1991, May 8, 1991 and November 23, 1993 each as amended.

                        3. The agreements between Xerox Life (COVA) and SS&C dated March 13, 1990, November 13, 1992 and November 29, 1993 each as amended.

                   11.5 No terms, provisions or conditions of any purchase order, acknowledgment or other business form that Client may use in connection with the acquisition or licensing of the Software will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of SS&C to object to such terms, provisions or conditions.

                   11.6 This Agreement may not be amended, except by a writing signed by both parties.

                   11.7 Unless expressly provided otherwise in this Agreement, any prior consent of SS&C that is required before

         Client may take an action may be granted or withheld in SS&C's sole but reasonable discretion.

                   11.8 Client may not export or reexport the Software without the prior written consent of SS&C which consent shall not be unreasonably withheld and without the appropriate United States and foreign government licenses.

                   11.9 Client acknowledges that SS&C may desire to use its name in press releases, product brochures and financial reports indicating that Client is a Client of SS&C, and Client agrees that SS&C may use its name in such a manner, subject to Client's consent, which consent shall not be unreasonably withheld.

                   11.10 No exercise or enforcement by either party of any right or remedy under this Agreement, including termination under
         Section 8 hereof, will preclude the enforcement by such party of any other right or remedy under this Agreement or that such party is entitled by law to enforce.

                   11.11 This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

                   11.12 This Agreement will be interpreted and construed in accordance with the laws of the State of Connecticut, without regard to conflict of law principles. If agreed to in writing between the parties hereof, all disputes arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the rules of the American Arbitration Association then in effect in Bloomfield, Connecticut, and the award rendered by the arbitrators shall be binding as between the parties and judgment on such award may be entered in any court having jurisdiction thereof. Three arbitrators familiar with the computer software industry shall be appointed: one by SS&C, one by Client, and a third selected by the two arbitrators selected by SS&C and Client. In the event the first two arbitrators can not agree on the selection of a third, such third arbitrator shall be appointed by the American Arbitration Association. All decisions and awards shall be made by a majority of the three arbitrators. Notice of a demand for arbitration of any dispute subject to arbitration by one party shall be filed in writing with the other party and with the American Arbitration Association. Each party shall advise the other of its selected arbitrator within 10 days of the date of notice. A stenographic record shall be made of all arbitration hearings. The parties shall share all costs of arbitration. All shall be responsible for their respective attorneys fees and costs.

                   11.13 Each party hereto warrants that it has all necessary power and authority to enter into this Agreement and that this Agreement and performance hereunder does not violate the terms of any contract, covenant or agreement between it and any unrelated third party now existing or hereinafter entered into.

                   11.14 SS&C and Client shall not solicit employees of the other; provided, however, that SS&C and Client may continue to place general advertisements concerning employment opportunities. SS&C and Client each acknowledge that one or more of their own employees may respond to such advertisements or may on their own accord contact the other party and that any resulting change in employment due to such response from employee originated contact shall not constitute a breach of this Section 11.14. SS&C and Client agree not to pursue or hire an employee of the other without prior written consent from the employer.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below. By signing below, Client represents and warrants that this Agreement shall be binding as against any Subsidiaries on whose behalf Client signs this Agreement.

         CONNING ASSET MANAGEMENT COMPANY   SECURITIES SOFTWARE & CONSULTING,
                                            INC.

               By /s/ Mark E. Hansen              By  /s/ William C. Stone
                  -----------------------             ----------------------

             Name Mark E. Hansen                Name  William C. Stone
                  -----------------------             ----------------------

            Title Executive V.P.               Title  President
                  -----------------------             ----------------------

             Date January 25, 1996              Date  January 27, 1996
                  -----------------------             ----------------------

          Address 185 Asylum Avenue          Address  705 Bloomfield Avenue
                  -----------------------             ----------------------

                  Hartford, CT 06103                  Bloomfield, CT 06002
                  -----------------------             ----------------------

         GENERAL AMERICAN LIFE
         INSURANCE COMPANY

               By /s/ Leonard M. Rubenstein
                  ---------------------------

             Name Leonard M. Rubenstein
                  ---------------------------

            Title Executive Vice President
                  ---------------------------

             Date January 26, 1996
                  ---------------------------

          Address 700 Market Street
                  ---------------------------

                  St. Louis, Missouri 06101
                  ---------------------------